Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-200160 on Form S-8 of our reports relating to the consolidated financial statements of PRA Health Sciences, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”), and the effectiveness of the Company’s internal control over financial reporting, dated February 22, 2018, appearing in the Annual Report on Form 10-K of PRA Health Sciences, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
May 31, 2018